CERTIFICATE OF AMENDMENT

                             OF

                CERTIFICATE OF INCORPORATION

                          * * * * *



     Bristol-Myers Squibb Company, a corporation organized

and existing under and by virtue of the General Corporation

Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST:   That at a meeting of the Board of Directors of

December 1, 1998 resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of

said corporation, declaring said amendment to be advisable

and calling a meeting of the stockholders of said

corporation for consideration thereof.  The resolution

setting forth the proposed amendment is as follows:

          RESOLVED, That the Certificate of Incorporation of this corporation be amended by changing the FOURTH
          Article thereof so that, as amended said Article shall be and read as follows:

               "FOURTH:   the total number of shares of all
          classes of stock which the corporation shall have authority to issue is four billion, five-hundred ten million (4,510,000,000) shares consisting of:

                    1.   4,500,000,000 shares of Common Stock of the par value
                      of Ten Cents ($0.10) per share, and

                    2.   10,000,000 shares of Preferred Stock of the par value
                      of
                      One Dollar ($1.00) per share."

     SECOND:   That thereafter, pursuant to resolution of

its Board of Directors, the Annual Meeting of Stockholders

of said corporation was duly called and held May 4, 1999,

upon notice in accordance with Section 222 of the General

Corporation Law of the



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State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the

amendment.

     THIRD:   That said amendment was duly adopted in

accordance with the provisions of Section 242 of the General

Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said corporation has caused this

certificate to be signed by Alice C. Brennan, its Vice

President and Secretary, this 5th day of May, 1999.



                              By:  /s/ Alice C. Brennan
                                   ______________________
                                   Vice President & Secretary



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